Exhibit 11.0


                                  MEDQUIST INC.
                         EARNINGS PER SHARE COMPUTATION
                           UNAUDITED SUPPLEMENTAL DATA
                                 (IN THOUSANDS)



                                          Six Months Ended   Three Months Ended
                                           June 30, 1997        June 30, 1997
                                           -------------        -------------


Weighted average shares outstanding...         6,912               6,946

Common stock equivalents .............           851                 836

Shares repurchased ...................          (331)               (324)
                                              ------              ------

Weighted average shares adjusted .....         7,432               7,458
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